Exhibit 99.1

Press Release	Source: Sinoenergy Corporation

Sinoenergy Corporation Appoints New Director and Secretary to its Board
Friday May 30, 8:00 am ET

BEIJNG, May 30 /Xinhua-PRNewswire-FirstCall/ -- Sinoenergy Corporation (OTC Bulletin Board: SNEN - News; "Sinoenergy" or the "Company"), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment and a designer, developer and operator of retail CNG filling stations in the People's Republic of China, today announced the appointment of Mr. Xiangdong Yang as a Director and Mr. Anlin Xiong as Board Secretary to the Company, both effective as of June 01, 2008.

Mr. Yang will be an additional Director on the Board of Directors, bringing the Company's total number of Directors to seven, which includes four Independent Directors. Mr. Xiong will replace Ms. Yanying Liu, the current Board Secretary, who resigned from her position for other appointment in the Company effective June 01, 2008.

Mr. Yang is a founding partner and president of Abax Global Capital (AGC), a leading Hong Kong based investment firm focused on Pan-Asian public and private investments especially in Greater China and Southeast Asia. He was a Managing Director responsible for Merrill Lynch's Hong Kong and China Debt Capital Markets division from 2000 to 2007. Mr. Yang holds a MBA degree from the Wharton School of Business and a BA degree from Nankai University in China. Abax Lotus Ltd., an affiliate of AGC, is the lead investor in the Company's $30,000,000 note financing which closed in September 2007, having purchased $10,700,000 principal amount of the Company's 12% Guaranteed Senior Notes due 2012 and $9,300,000 principal amount of the Company's 3% Guaranteed Senior Convertible Note due 2012. Pursuant to an investor rights agreement, Abax has the right to appoint up to 20% of the members of the Company's board of directors.

Mr. Xiong joined Sinoenergy in February 2008 as the Vice President in charge of the Company's financing and investment activities. Before joining in Sinoenergy, Mr. Xiong was a senior manager at BOE Technology Group Co., Ltd., a leading Chinese LCD (Liquid Crystal Display) manufacturer listed on Shenzhen Stock Exchange. At BOE, he was responsible for corporate strategy, technology, and intellectual property planning and management. Mr. Xiong holds a MS in Electrical Engineering from the University of Illinois at Urbana-Champaign in the U.S., a MS in Physics from West Virginia University in the U.S., and a BS in Electronic Engineering from Tsinghua University in China.

"Sinoenergy is pleased to welcome our new Director and new Board Secretary," said Mr. Bo Huang, CEO of Sinoenergy. "Our Company is quickly growing and we plan to continue developing our corporate structure by adding more senior management people who have international business experience."

About Sinoenergy Corporation

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as an operator of retail CNG stations in China. In addition to its CNG related products, the Company also designs and manufactures a wide variety of pressure containers for use in different industries including the petroleum and chemical industries, the metallurgy and electricity generation industries, and the food and brewery industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, future changes in the wholesale and retail price for CNG for vehicles in China; changes in policy by the national, provincial and municipal government of the PRC regarding CNG prices, the CNG vehicle industry, the construction and operation of retail CNG filling stations and related issues; the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability, and the marketability of its products; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For more information, please contact:

Sinoenergy Corporation
Mr. Anlin Xiong, Vice President
Tel: +86-10-8493-2965 Ext 860
Email: anlinxiong@sinoenergycorporation.com
Web: http://www.sinoenergycorporation.com

CCG Elite Investor Relations Inc.
Mr. Crocker Coulson, President
Tel: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web: http://www.ccgelite.com

Source: Sinoenergy Corporation